Exhibit 99.1

Senior Care Centers, LLC

Independent Auditor’s Report and Consolidated
Financial Statements

December 31, 2016 and 2015

Senior Care Centers, LLC

December 31, 2016 and 2015

Independent Auditor’s Report

Board of Directors

Senior Care Centers, LLC

Dallas, Texas

We have audited the accompanying consolidated financial statements of Senior Care Centers, LLC (the “Company”), which comprise the balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, members’ equity and cash flows for each of the years in the three- year period ended December 31, 2016, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Senior Care Centers, LLC (the “Company”) as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2016, in accordance with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Springfield, Missouri

March 15, 2017

Senior Care Centers, LLC

Consolidated Balance Sheets

December 31, 2016 and 2015

Assets

	2016	2015

Current Assets
Cash	$13,504,964	$9,092,366
Restricted deposits and funded reserves - current	11,943,418	19,416,270
Patient accounts receivable, net of allowance; 2016 - $35,300,000, 2015 - $21,900,000	144,287,533	151,713,897
Patient accounts receivable, ancillary, net of allowance; 2016 - $600,000, 2015 - $626,000	8,672,881	8,321,029
Accounts receivable, other	2,061,356	1,858,926
Prepaid expenses and other	7,535,439	7,170,752

Total current assets	188,005,591	197,573,240

Restricted Deposits and Funded Reserves	5,575,947	1,054,500

Investment in Affiliates	2,539,263	2,181,129

Property and Equipment, Net of Accumulated Depreciation	38,478,141	27,880,149

Other Assets
Lease and other deposits	12,688,925	13,737,714
Other noncurrent assets	2,141,782	1,789,662
Goodwill	23,871,919	23,871,919
Favorable leases, net	18,856,314	23,035,495
Other intangibles, net	489,450	640,050
Leasehold acquisition costs, net	2,400,000	2,600,000

	60,448,390	65,674,840

Total assets	$295,047,332	$294,363,858

See Notes to Consolidated Financial Statements

Liabilities and Members’ Equity

	2016	2015
Current Liabilities
Current maturities of long-term debt	$23,687,504	$13,040,923
Accounts payable	59,227,885	46,749,978
Accrued salaries	14,369,463	14,661,455
Payroll taxes and compensated absences	8,887,243	5,994,761
Self-insurance reserves, current portion	11,303,675	15,292,593
Estimated amounts due to third-party payers	14,135,146	8,648,460
Other accrued expenses	7,408,704	16,249,004
Tenant deposits	397,394	461,273

Total current liabilities	139,417,014	121,098,447

Long-Term Debt	89,596,445	117,711,427

Self-Insurance Reserves, Noncurrent Portion	8,087,417	5,019,173

Unfavorable Leases, Net	4,601,431	9,007,750

Related Party Accrued Facility Rent	3,474,745	8,527,336

Accrued Facility Rent	29,169,488	14,809,212

Total liabilities	274,346,540	276,173,345

14% Redeemable Class A Membership Units, $4 Per Unit; 5,000,000 Units Authorized, 3,387,500 Units Issued and Outstanding, Net of Issuance Costs	12,533,823	—

Members’ Equity	8,166,969	18,190,513

Total liabilities and members’ equity	$295,047,332	$294,363,858

Senior Care Centers, LLC

Consolidated Statements of Operations

Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014

Net Patient Service Revenue	$925,054,555	$760,057,383	$383,778,776

Management Fees	—	2,840,406	11,124,625

Other Revenue	5,438,119	3,274,286	1,584,237

Total revenue	930,492,674	766,172,075	396,487,638

Expenses
Salaries, wages and benefits	453,041,346	368,707,029	189,121,961
Other operating	290,473,064	232,130,987	122,451,621
Provision for uncollectible accounts	27,656,916	12,607,833	9,323,399
Related party facility rent	47,331,496	47,503,906	44,554,911
Facility rent	94,299,796	67,012,032	14,325,102
Interest	9,162,551	5,295,188	1,948,362
Depreciation and amortization	8,357,050	5,858,495	2,325,437
Start-up costs	332,896	3,281,738	2,561,648
Related party accrued facility rent	(2,005,882)	(2,159,808)	1,330,133
Accrued facility rent	11,036,430	7,725,041	1,755,303

Total expenses	939,685,663	747,962,441	389,697,877

Income (Loss) Before Equity in Net Income (Loss) of Affiliates	(9,192,989)	18,209,634	6,789,761

Equity in Net Income (Loss) of Affiliates	422,870	116,448	(531,046)

Net Income (Loss)	$(8,770,119)	$18,326,082	$6,258,715

Amounts Attributable to Noncontrolling Interest
Net income (loss)	$(8,770,119)	$18,326,082	$6,258,715
Less: net income attributable to the noncontrolling interest	—	(409,503)	(1,321,180)

Net income (loss) attributable to Senior Care Centers, LLC	$(8,770,119)	$17,916,579	$4,937,535

See Notes to Consolidated Financial Statements

Senior Care Centers, LLC

Consolidated Statements of Members’ Equity

Years Ended December 31, 2016, 2015 and 2014

	Senior Care Centers, LLC Members’ Equity	Noncontrolling Interest	Total

Members’ Equity, January 1, 2014	$3,250,068	$—	$3,250,068

Contributions	—	4,248,767	4,248,767

Distributions	(3,067,342)	—	(3,067,342)

Net income	4,937,535	1,321,180	6,258,715

Members’ Equity, December 31, 2014	5,120,261	5,569,947	10,690,208

Purchase of subsidiary membership units from noncontrolling interest	—	(5,979,450)	(5,979,450)

Distributions	(4,846,327)	—	(4,846,327)

Net income	17,916,579	409,503	18,326,082

Members’ Equity, December 31, 2015	18,190,513	—	18,190,513

Distributions	(1,253,425)	—	(1,253,425)

Net loss	(8,770,119)	—	(8,770,119)

Members’ Equity, December 31, 2016	$8,166,969	$—	$8,166,969

See Notes to Consolidated Financial Statements

Senior Care Centers, LLC

Consolidated Statements of Cash Flows

Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014

Operating Activities
Net income (loss) before attribution of noncontrolling interest	$(8,770,119)	$18,326,082	$6,258,715
Net income attributable to noncontrolling interest	—	(409,503)	(1,321,180)
Net income (loss) attributable to Senior Care Centers, LLC	(8,770,119)	17,916,579	4,937,535
Reconciling adjustments
Depreciation and amortization	8,357,050	5,858,495	2,325,437
Amortization of deferred financing costs	1,192,518	329,448	221,574
Related party accrued facility rent	(5,052,591)	(1,986,727)	1,494,906
Accrued facility rent	14,083,139	7,551,960	1,590,530
Gain on sale of affiliate	—	(736,011)	—
Losses (gains) of affiliates	(418,352)	(116,448)	531,046
Unrealized intercompany losses (gains) of affiliates	(232,374)	(64,682)	—
Distributions received from affiliates	292,592	229,866	300,070
Changes in
Accounts receivable (patient, ancillary and other)	6,872,082	(82,431,125)	(20,235,693)
Management fees receivable	—	93,619	(6,288,595)
Prepaid expenses and other noncurrent assets	(716,807)	(1,198,714)	(1,298,690)
Accounts payable and accrued expenses	8,077,143	43,020,450	25,600,498
Tenant deposits	(63,879)	445,997	(2,909)
Noncontrolling interest	—	409,503	1,321,180

Net cash provided by (used in) operating activities	23,620,402	(10,677,790)	10,496,889

Investing Activities
Net proceeds from (payments to) restricted deposits and funded reserves	2,951,405	(7,123,614)	(2,337,285)
Purchase of property and equipment	(5,930,268)	(10,044,620)	(3,467,353)
Investment in affiliate	—	(2,000,000)	—
Payment of leasehold acquisition costs	—	—	(3,000,000)
Proceeds from (payment of) lease and other deposits	1,048,789	(4,436,536)	(153,446)
Payments for business acquisitions	—	(60,077,971)	—
Cash acquired in business acquisition	—	1,488,765	—
Proceeds from sale of equity investments	—	3,100,000	—

Net cash used in investing activities	(1,930,074)	(79,093,976)	(8,958,084)

See Notes to Consolidated Financial Statements

Senior Care Centers, LLC

Consolidated Statements of Cash Flows

Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014

Financing Activities
Proceeds from issuance of long-term debt	$11,500,000	$132,857,337	$14,045,000
Principal payments on long-term debt	(38,811,367)	(34,385,876)	(8,244,717)
Principal payments on capital lease obligations	(1,262,204)	(744,216)	(231,335)
Proceeds from redeemable Class A membership units	13,550,079	—	—
Payments of equity issuance costs	(100,150)	—	—
Payment of financing costs	(900,663)	(1,919,921)	(123,705)
Distributions paid to members	(1,253,425)	(4,846,327)	(3,067,342)

Net cash provided by (used in) financing activities	(17,277,730)	90,960,997	2,377,901

Increase in Cash	4,412,598	1,189,231	3,916,706

Cash, Beginning of Year	9,092,366	7,903,135	3,986,429

Cash, End of Year	$13,504,964	$9,092,366	$7,903,135

Supplemental Cash Flows Information
Accounts payable incurred for property and equipment	$2,209,199	$398,339	$145,169
Interest paid	$7,923,823	$4,496,857	$1,743,695
Capital lease obligations incurred for property and equipment	$10,813,315	$75,349	$218,528
Accrued expenses incurred for equity issuance costs	$916,106	$—	$—
Noncontrolling interest granted in business combination	$—	$—	$4,248,767

On April 1, 2015, the Company purchased all of the membership units of CTLTC Real Estate, LLC and paid cash of $41,520,015.  At March 31, 2015, CTLTC Real Estate, LLC owed the Company for management fees, payroll costs and rehabilitation therapy services of $11,461,432 which was settled as part of the business combination.  In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired	$81,088,853
Fair value of noncontrolling interest acquired	5,979,450
Amount paid for the membership units	(52,981,447)

Liabilities assumed	$34,086,856

On September 1, 2015, the Company purchased all of the membership units of a hospice company and a rehabilitation therapy company in Louisiana for $18,557,956.  In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired	$19,133,257
Cash paid for the membership units	(18,557,956)

Liabilities assumed	$575,301

See Notes to Consolidated Financial Statements

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

Note 1:                                     Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Senior Care Centers, LLC (the “Company”) started operations in 2009.  At December 31, 2016, the Company operated ninety-seven skilled nursing facilities, ten assisted living facilities, three rehabilitation therapy companies, one investment company, six hospice facilities, two pharmacy companies, a wellness company, a contract medical staff company and one parent company, which are all located in Texas and Louisiana.  The skilled nursing facilities have a total of approximately 12,410 beds and the assisted living facilities have 720 beds.  All of the skilled nursing facilities are Medicaid and Medicare certified.

Senior Care Center Management, LLC is the management company for all of the operations of the companies included in the consolidated financial statements.  Senior Care Center Management, LLC also managed the external operations of 28 skilled nursing facilities and eight assisted living facilities during 2014.  After the Company executed a transaction effective April 1, 2015, the Company no longer managed operations for any external parties.

The Company executed a transaction effective January 1, 2014, that significantly impacted the operating structure of the Company.  The Company entered into lease agreements to operate ten additional skilled nursing facilities and one assisted living facility.  The Company established new legal entities included in SCC Granite Trisun Portfolios #1, #2 and #4 which are wholly owned subsidiaries of the Company and are managed by Senior Care Center Management, LLC.  The Company paid $3,000,000 to the previous lessors of the SCC Granite Trisun Portfolios as consideration for terminating the previous leases on the properties.  See further discussion of leasehold acquisition costs in Note 1.  The Company entered into an agreement to combine the operations of Senior Rehab Solutions, LLC with another therapy provider.  After the transaction, the Company retained an 85% ownership interest in the surviving company and the other for-profit provider retained a 15% minority ownership through April 1, 2015.  This business combination is further described in Note 14.  Senior Care Center Management, LLC entered into a master management agreement to manage an additional 31 skilled nursing facilities and eight assisted living facilities.  Three skilled nursing facilities were subsequently divested during 2014.  See further discussion of management fees included in Note 1.

The Company executed multiple transactions throughout 2015 that significantly expanded the operations of the Company.  The Company established several new legal entities which are wholly owned subsidiaries of the Company, and all of the new operating portfolios are managed by Senior Care Center Management, LLC.  See further discussion of the additional leasing arrangements entered into for the various portfolios described below in Note 11, and additional debt obtained in Note 10.

•                                Paramount Portfolio - On February 1, 2015, the Company entered into lease agreements to operate 14 skilled nursing facilities.

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

•                                CTLTC Portfolio - On April 1, 2015, the Company entered into a membership interest purchase agreement, executing its purchase option to acquire all of the outstanding membership units of CTLTC Real Estate, LLC which operated 28 skilled nursing facilities and eight assisted living facilities previously managed by Senior Care Center Management, LLC a pharmacy company and the remaining 15% noncontrolling interest of Senior Rehab Solutions, LLC as described above.  This business combination is further described in Note 14.  During 2015, two of the skilled nursing facilities and one assisted living facility were divested after the transaction.

•                                Momentum and Rio Grande Portfolios - On June 30, 2015, the Company entered into lease agreements to operate five skilled nursing facilities in total.

•                                Vegas Portfolio - On September 1, 2015, the Company entered into a master purchase agreement to acquire all of the membership units of four hospice facilities, the assets of a rehabilitation therapy company and a minority interest in a pharmacy company.  This business combination is further described in Note 14.  The Company also entered into lease agreements to operate eight skilled nursing facilities and one assisted living facility.

•                                SCC LTC Portfolio #1 - On November 1, 2015, the Company entered into a lease agreement to operate two skilled nursing facilities that were added to an existing portfolio.

•                                Socorro Portfolio #1 - On December 1, 2015, the Company entered into a lease agreement to operate a new skilled nursing facility.

Principles of Consolidation

The consolidated financial statements include the accounts of the parent company and its wholly owned subsidiaries, as follows:

Senior Care Centers, LLC (parent company)

SCC Senior Care Investments, LLC

Senior Care Centers Home Health, LLC

Senior Care Center Management, LLC

CTLTC Real Estate, LLC

Trisun Healthcare, LLC

SCC Hospice Holdco, LLC

Senior Care Center Management II, LLC

Rehab Services PT OT SLP, LLC

MBS Pharmacy — Ft. Worth

Senior Rehab Solutions North Louisiana, LLC

Nicoya Health and Lifestyle Management, LLC

Canopy Medical Staffing, LLC

Harden Pharmacy, LLC

Senior Rehab Solutions, LLC

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

The following table describes the various operating portfolios of the Company.

Portfolio Name	Type of Operations	Effective Date

SCC Granite Portfolio #1	skilled nursing and assisted living	May 1, 2009
SCC Granite Portfolio #2	skilled nursing	December 1, 2009
SCC NHP Portfolio #1	skilled nursing	July 1, 2010
SCC LTC Portfolio #1	skilled nursing	December 1, 2010, November 1, 2015
SCC Sabra Portfolio #1	skilled nursing	January 1, 2011
SCC Hidalgo Portfolio #1	skilled nursing	July 22, 2013
SCC Granite Trisun Portfolio #1	skilled nursing and assisted living	January 1, 2014
SCC Granite Trisun Portfolio #2	skilled nursing	January 1, 2014
SCC Granite Trisun Portfolio #4	skilled nursing	January 1, 2014
Paramount Portfolio	skilled nursing	February 1, 2015
CTLTC Portfolio	skilled nursing and assisted living	April 1, 2015
Momentum Portfolio	skilled nursing	June 30, 2015
Rio Grande Portfolio	skilled nursing	June 30, 2015
Vegas Portfolio	skilled nursing assisted living and hospice	September 1, 2015
Socorro Portfolio	skilled nursing	December 1, 2015

All significant intercompany accounts and transactions have been eliminated in consolidation.

Limited Liability Company

The Company operates as a limited liability company.  Generally, the liability of the members is limited to their member contributions, with certain exceptions and limitations for some unit holder classes.  The rights, preferences and privileges of members vary by type of unit class.  Upon the occurrence of a liquidating event, the proceeds will be distributed to members who are creditors in accordance with their legal priority, then pro rata in accordance with amounts owned and finally to members in accordance with their capital accounts.

Restricted Deposits and Funded Reserves

The Company is required by its operating lease agreements to deposit funds into capital expenditures reserve accounts monthly.  The Company can request reimbursement from the lessors from these accounts for capital expenditures made to maintain the leased premises.

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

The following table summarizes each of the Company’s required monthly deposits per the Company’s respective lease agreements:

Portfolio	Capital Reserve Requirements

SCC Granite Portfolio #1	$550 per bed (potentially $600 in 6th year)
SCC Granite Portfolio #2	$42,000 per facility
SCC NHP Portfolio #1	$285-965 (1)
SCC LTC Portfolio #1	$400 per bed (3)
SCC Sabra Portfolio #1	$350 per bed
SCC Hidalgo Portfolio #1	$350 per bed
SCC Granite Trisun Portfolio #1	$550 per bed
SCC Granite Trisun Portfolio #2	$550 per bed
SCC Granite Trisun Portfolio #4	$550 per bed
Paramount Portfolio	$205-$875 per bed (1)
CTLTC Portfolio	$205-$875 per bed (1)(2)
Momentum Portfolio	$450 per bed
Rio Grande Portfolio	$450 per bed
Vegas Portfolio	$205-$875 per bed (1)
Socorro Portfolio	$350 per bed

(1)  Graduated rate based on facility age as well as number of beds

(2)  Some operating entities do not have a capital expenditure reserve requirement

(3)  The lease agreement states a minimum balance of capital expenditure funds that have to be maintained with the lessor for the remaining lease term of $476,000 by August 1, 2015, and $577,600 by August 1, 2017.

The Company also deposits funds for property taxes and property insurance.  The Company requests reimbursement upon the payment of insurance premiums.  Restricted deposits and funded reserves expected to be used within the next year have been included with current assets on the consolidated balance sheets.  All deposits and reserves are held by the lessors.

Property Taxes

The Company deposits funds with the lessors monthly for property taxes.  The Company recorded property tax expense of approximately $11,657,000, $8,198,000 and $3,850,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

Cash

The Company’s cash accounts include zero balance accounts for each entity that sweep into a master account each day.  At December 31, 2016, the Company’s cash accounts exceeded federally insured limits by approximately $22,124,000 due to the concentration of funds in the master account.

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

Patient Accounts Receivable

The Company reports patient accounts receivable for services rendered at net realizable amounts from third-party payers, residents and others.  The Company provides an allowance for uncollectible accounts based upon a review of outstanding receivables, historical collection information and existing economic conditions.  As a service to the residents, the Company bills third-party payers directly and bills the resident when the resident’s liability is determined.  Patient accounts receivable are due in full when billed.  Accounts are considered delinquent and subsequently written off as bad debts based on individual credit evaluation and specific circumstances of the account.

Investment in Affiliates

SCC Senior Care Investments, LLC had a 6.82% ownership in NHP SCC LLC, which it sold effective December 31, 2015.  Senior Care Centers Home Health, LLC had a 50% ownership interest in Senior Care Consultants at Home, Ltd.  As of December 31, 2014, the Company wrote off this investment due to declining operations.  On September 1, 2015, the Company purchased a 37.037% ownership interest in Partners Pharmacy, LLC.

All of the investments in affiliates are reported on the equity method of accounting.

Property and Equipment

Property and equipment acquisitions are stated at cost or at the fair value determined on the respective dates of acquisition for assets obtained in a business combination, less accumulated depreciation.  Depreciation is charged to expense on the straight-line method over the estimated useful life of each asset.  Leasehold improvements are amortized over the shorter of the lease term or their respective estimated useful lives.

The estimated useful lives for each major depreciable classification of property and equipment are as follows:

Buildings	15 - 39 years
Leasehold improvements	5 - 15 years
Equipment	3 - 10 years
Furniture and fixtures	3 - 10 years

Long-Lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable.  If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

No asset impairment was recognized during the years ended December 31, 2016, 2015 and 2014.

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

Goodwill

Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present.  A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value is less than the carrying amount, including goodwill.  If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then goodwill is tested further for impairment.  During 2016, the Company elected to bypass the qualitative analysis and proceed directly to the Step 1 quantitative analysis.  If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value.  Subsequent increases in goodwill value are not recognized in the consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Favorable and Unfavorable Leases

The Company performed an assessment of the operating lease commitments assumed from CTLTC Real Estate, LLC as part of the Project Ranger II business combination, more fully described in Note 14.  The assessment measured each of the operating leases separately to determine if they were favorable or unfavorable based on the given market conditions at the acquisition date.  Based on the results of the assessment, leasing arrangements are recognized as either an asset or liability on the consolidated balance sheets, and are being amortized to rental expense over the respective terms of the leases.

Other Intangibles

The Company entered into five-year noncompete agreements with the majority of the sellers of CTLTC Real Estate, LLC, commencing on April 1, 2015, as part of the Project Ranger II business combination.  See further discussion in Note 14.  The Company performed an assessment to determine the fair value of these agreements at the acquisition date.  The recognized asset is being amortized over five years, which is the duration that the sellers are constrained by the covenants.

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

Leasehold Acquisition Costs

In January 2014, the Company paid $3,000,000 to the previous lessors of the SCC Granite Trisun Portfolios as consideration for terminating the previous leases on the properties.  The Company paid the stated amount with a combination of a cash payment, a short-term promissory note and a management fee credit.  Leasehold acquisition costs are being amortized on the straight-line basis over the lease term of 15 years.

Net Patient Service Revenue

The Company has agreements with third-party payers that provide for payments to the Company at amounts different from their established rates.  Net patient service revenue is reported at the estimated net realizable amounts from residents, third-party payers and others for services rendered and includes estimated retroactive revenue adjustments.  Retroactive adjustments are considered in the recognition of revenue on an estimated basis in the period the related services are rendered and such estimated amounts are revised in future periods as adjustments become known.

Management Fees

Senior Care Center Management, LLC is the management company for all of the entities included in the consolidated financial statements and has also been the management company for unrelated entities not included in the consolidated financial statements.

Senior Care Center Management, LLC entered into a master management agreement to manage 31 skilled nursing facilities and eight assisted living facilities, effective January 1, 2014.  Three skilled nursing facilities were subsequently divested during 2014.  Senior Care Center Management, LLC received management fees based on a percentage of gross revenues, and had the potential to receive additional management fees based on the financial performance of the managed facilities.  The Company exercised its purchase option and acquired all of the membership interests in the managed facilities on April 1, 2015.  See further discussion of this transaction in Note 14.

Senior Care Center Management, LLC recognizes management fee revenue in accordance with its management agreements as services are rendered.  Intercompany management fees have been eliminated in consolidation.  Management fees receivable includes amounts due for management fees and for expenses to be reimbursed.  The Company provides an allowance for uncollectible management fees based upon a review of outstanding receivables.

The Company was also responsible for all employee obligations of the managed facilities. The employee salary and benefit expenses are paid directly through a separate wholly owned subsidiary, Senior Care Center Management II, LLC, which is included in the consolidated financial statements.  The Company receives reimbursement for all the managed facilities’ salaries and benefits paid from the unrelated entities which are not included in the consolidated financial statements.  Management fee revenues are net of direct pass-through costs, primarily consisting of payroll wages, taxes and related benefits of $0, $22,809,729 and $93,701,943 for the years ended December 31, 2016, 2015 and 2014, respectively.

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

Rehabilitation Therapy Services

Senior Rehab Solutions, LLC provides contract rehabilitation therapy services to related skilled nursing facilities included in the consolidated financial statements and to unrelated skilled nursing facilities not included in the consolidated financial statements.  Intercompany therapy services have been eliminated in consolidation.  The Company provides an allowance for uncollectible accounts based upon a review of outstanding receivables.

Effective January 1, 2014, the Company entered into an agreement to combine the operations of Senior Rehab Solutions, LLC with another therapy provider.  Additionally, the Company acquired another therapy provider on September 1, 2015.  These transactions are more fully described in Note 14.

Effective December 1, 2016, the Company created a new wholly owned subsidiary, Rehab Services PT OT SLP LLC, to provide therapy services to unrelated providers in New York.

Pharmacy Services

The Company acquired the equity of CTLTC Real Estate on April 1, 2015, which owned and operated a pharmacy company that provided services to enhance the clinical outcomes of its patients in the facilities it operated.  See further discussion of this transaction in Note 14.  After the acquisition date, pharmaceutical services were provided to related skilled nursing facilities included in the consolidated financial statements and to unrelated skilled nursing facilities not included in the consolidated financial statements.  Intercompany pharmacy services have been eliminated in consolidation.  The Company provides an allowance for uncollectible accounts based upon a review of outstanding receivables.

Income Taxes

The Company is a limited liability company, which is a disregarded entity for income tax purposes.  Therefore, taxable income or loss is reported to the members for inclusion in their tax returns and transactions between the Company and its members are disregarded for tax purposes.  No provision for federal income taxes is included in these statements.  Senior Care Centers, LLC (parent company) is a single member of each of the LLC entities included in the consolidated financial statements.  Senior Care Centers, LLC is a single member of Senior Rehab Solutions, LLC effective April 1, 2015, when the Company acquired the 15% minority interest back as part of the business combination more fully described in Note 14.

Professional Liability Claims

The Company recognizes an accrual for claim liabilities based on estimated ultimate losses and costs associated with settling claims and a receivable to reflect the estimated insurance recoveries, if any.  Legal fees related to these losses are included in the accrual.  Professional liability claims are described more fully in Note 7.

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

Estimated Amounts Due to Third Party Payers

The Texas Medicaid system has a staffing enhancement program that provides incentives to skilled nursing facilities to increase direct care staff and compensation to improve the quality of care to residents. The program can result in increased payments above base rates to participating facilities. However, if facilities fall below minimum staffing and spending requirements, recoupments of reimbursement can result.  The staffing enhancement settlement is computed on the year-end cost report.  The Company has contracted with an independent third party to calculate the staffing enhancement settlements monthly and records an accrual for these estimates.

The State of Louisiana’s reimbursement program uses the Medicare Minimum Data Set to determine the level of needs of Medicaid recipients in nursing facilities to ensure that nursing facilities receive a level of reimbursement commensurate with the level of services provided.  The program requires that nursing facilities expend a set amount of funding received for the provision of direct care services.  If expenditures for direct care are not at an acceptable level, the nursing facility must reimburse the state for a portion of the funding received.  The settlement for this program is computed on the year-end cost report.  The Company utilizes a template to estimate potential recoupments and records an accrual for these estimates.

Members’ Equity

The operating agreement of the Company authorizes the issuance of up to one hundred million Class A units at $1 per share.  In 2009, the Company issued 12.5 million Class A units and 37.5 million Class B units.  Class A unit holders will receive a return of 10% of their initial capital contributions.  Upon dissolution, the Company’s remaining assets would be applied first to all debts and liabilities to creditors other than unit holders, second to debts and liabilities to unit holders in accordance with legal priority, and the balance would be distributed to unit holders in accordance with their capital accounts after all mandatory distributions were made.

In addition, the Company is authorized to issue options, designated as Class C Units, for up to 7.5% of the issued membership units, pursuant to the 2009 Option Plan Agreement.  The Company granted nonqualified options to purchase up to two million membership units of the Company to members of the Board of Directors.  The options vest over a four-year period and expire at the earlier of the termination of the services of the option holder or the 10th anniversary of the grant date.  The total compensation expense related to these options to be recognized over the four-year vesting period was approximately $220,000 determined using the Black-Scholes model.  During 2014, two members of the Board of Directors that were granted options to purchase up to 1.5 million membership units terminated their services, so these options were forfeited.

The Company is authorized to issue warrants for up to 1,250,000 membership units, designated as Class C Units, pursuant to the operating agreement.  The Company granted warrants for 1,200,000 Class C units to initial debt holders, who have been paid in full.  The warrants may be exercised for a conversion rate of $1, subject to adjustments, and expire on various dates ranging from 2018 to 2020.

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

As of December 31, 2016, there are no Class C Units issued and outstanding, as no options or warrants have been exercised.

During 2016, the Company solicited additional equity capital through the issuance of up to five million Class A membership units for an amount of $4 per unit for a total of $20 million to provide additional working capital and to retire short-term debt.  Fees will be assessed at closing that will reduce the available capital contributions to the Company.  As of December 31, 2016, the Company raised $12.5 million, net of fees of 7.5%, through the issuance of 3,387,500 membership units.  Each new subscriber will receive an option to put its units back to the Company, exercisable beginning January 1, 2019, through June 30, 2019, for a return equal to 10% of their initial capital contribution, plus a premium of 4% per annum.  Class A unit holders will receive a return equal to 10% of their initial capital contribution, plus a premium of 4% per annum.  Additional units will be issued to fully fund the $20 million solicitation after year end and is described more fully in Note 18.

The Company accounts for its 14% redeemable Class A units in accordance with the Codification Topic, Distinguishing Liabilities from Equity (ASC 480-10-S99).  Based on the Company’s analysis, the redeemable units have been classified as redeemable interests outside of permanent equity in the mezzanine section of the Company’s consolidated balance sheets as a result of the put option described above.

Reclassifications

Certain reclassifications have been made to the 2015 and 2014 consolidated financial statements to conform to the 2016 consolidated financial statement presentation.  These reclassifications had no effect on net income.

Certain reclassifications have been made to the 2015 and 2014 financial statements for the adoption of ASU 2015-03, Interest — Imputation of Interest (Subtopic 835-30):  Simplifying the Presentation of Debt Issuance Costs, that were deemed to be immaterial.  These reclassifications had no effect on earnings.

Impact of Recent Authoritative Accounting Guidance

The Accounting Standards Codification TM (ASC) is the Financial Accounting Standards Board’s (FASB) officially recognized source of authoritative GAAP applicable to all public and nonpublic nongovernmental entities.  All other accounting literature is nonauthoritative.  The following paragraphs provide descriptions of recently adopted or newly issued but not yet effective accounting standards that could have a material effect on the Company’s financial position or results of operations.

In February 2016, FASB amended FASB ASC Topic 842, Leases.  The amendments in this update address several aspects of lease accounting with the significant change being the recognition of lease assets and lease liabilities for leases previously classified as operating leases.  The amendments are effective for public business entities for the first interim and annual reporting periods beginning after December 15, 2018, and early adoption is permitted.  The Company has several lease agreements for which the amendments will require the Company to recognize a lease liability to make lease payments and a right-of-use asset which will represent its right to use the

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

underlying asset for the lease term.  The Company is currently reviewing the amendments to ensure it is fully compliant by the adoption date and does not expect to early adopt.  The impact is expected to have a material effect on the Company.  The Company is currently in the process of fully evaluating the amendments and will subsequently implement new processes.  For additional information on the Company’s leases, see Note 11.

In May 2014, FASB amended FASB ASC Topic 606, Revenue from Contracts with Customers.   The amendments clarify the principals for recognizing revenue and develop a common revenue standard among entities.  The new guidance establishes the following core principal:  recognize revenue to depict the transfer of promised good or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for good or services.  Five steps are provided for a company to follow to achieve such core principal.  The new guidance also includes a cohesive set of disclosure requirements that will provide users of financial statements with comprehensive information about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.  The entity should apply the amendments using one of two retrospective methods described in the amendment.  Accounting Standards update No. 2015-14, Revenue from Contracts with Customers (Topic 606) delayed the effective date for public entities to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period.  Several subsequent amendments have been issued that provide clarifying guidance and are effective with the adoption of the original update.  Early application is permitted only as of annual reporting periods beginning December 15, 2016, including interim reporting periods within that reporting period.  The Company is in its preliminary stages of evaluating the impact of these amendments, although it doesn’t expect the amendments to have a significant impact on the Company’s financial position or results of operation.  The amendments could potentially impact the accounting procedures and processes over the recognition of certain revenue sources.  The Company is expecting to begin developing processes and procedures to ensure it is fully compliant with these amendments at the date of adoption.

In January 2017, FASB amended FASB ASC Topic 350, Simplifying the Test for Goodwill.  The amendments in the update simplify the measurement of goodwill by eliminating Step 2 from the goodwill impairment test.  Instead, under these amendments, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount.  An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss should not exceed the total amount of goodwill allocated to that reporting unit.  The amendments are effective for public business entities for the first interim and annual reporting periods beginning after December 15, 2019.  Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017.  The Company has goodwill from prior business combinations and performs an annual impairment test or more frequently if changes or circumstances occur that would more-likely-than-not reduce the fair value of the reporting unit below its carrying value.  During the current year, the Company performed its impairment assessment and determined the fair value of the aggregated reporting units exceed the carrying value, such that the Company’s goodwill was not considered impaired.  Although the Company cannot anticipate future goodwill impairment assessments, based on the most recent assessment, it is unlikely that an impairment amount would need to be calculated and, therefore, the Company does not anticipate a material impact from these amendments to the Company’s financial position and results of operations.  The current accounting policies and processes are not anticipated to change, except for the elimination

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

of the Step 2 analysis.  For additional information regarding goodwill impairment testing, see Note 1 and Note 6.

In September 2015, FASB amended FASB ASC Topic 805, Business Combinations.  The amendments in this update require that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustments are determined.  The amendments in this update require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting has been completed at the acquisition date.  The amendments in this update require an entity to present separately on the face of the statement of operations or disclose in the notes the portion of the amount recorded in the current period earnings by line item that would have been recorded in previous reporting period if the adjustments to the provisional amounts had been recognized as of the acquisition date.  The amendments were to be applied prospectively to all periods presented and were effective for public business entities for annual periods and interim periods within those annual periods, beginning after December 15, 2015.  The Company has evaluated the impact of these amendments and the amendments do not have a material effect on the Company’s financial position or results of operations.  For additional information on acquisitions, see Note 14.

Note 2:                                     Net Patient Service Revenue

The Company has agreements with third-party payers that provide for payments to the Company at amounts different from its established rates.  The payment arrangements include:

Medicare.  The Company is paid under a prospective payment system for Medicare Part A services.  Under the prospective payment system there is no additional settlement on the difference between the interim per diem rates paid and actual costs.  The Company is paid on a fee schedule basis for Medicare Part B therapy services.  There will be no additional settlement on the difference between payments received and actual costs for Part B therapy services.

Medicaid.  The Company is reimbursed for services rendered to Title XIX Medicaid patients primarily on the basis of a flat rate per patient day based on the level of medical care provided to the patient.  In 2015, Medicaid services in the state of Texas transitioned to managed care.  The Company has entered into payment agreements with managed care organizations that have contracts with the state health and human services commission.

Approximately 63%, 69% and 73% of net patient service revenue are from participation in the Medicare and state-sponsored Medicaid programs for the years ended December 31, 2016, 2015 and 2014, respectively.

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation and change.  As a result, it is reasonably possible that recorded estimates will change materially in the near term.

The Company has also entered into payment agreements with certain commercial insurance carriers, health maintenance organizations and preferred provider organizations.  The basis for

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

payment to the Company under these agreements includes discounts from established charges and prospectively determined daily rates.

Note 3:                                     Property and Equipment

Property and equipment consist of the following at December 31:

	2016	2015

Buildings	$16,886,101	$7,944,225
Leasehold improvements	17,223,550	14,320,378
Equipment	31,040,172	24,279,481
Furniture and fixtures	1,614,537	1,467,754
Construction in progress	1,577,773	1,877,072
	68,342,133	49,888,910
Less accumulated depreciation	29,863,992	22,008,761

Property and equipment, net	$38,478,141	$27,880,149

Buildings consists of capitalized leases for a skilled nursing facility and two inpatient hospice facilities more fully described in Note 10.

Note 4:                                     Concentration of Credit Risk

The Company grants credit without collateral to its residents, most of whom are area residents and are insured under third-party payer agreements.  The mix of receivables from residents and third-party payers at December 31, 2016 and 2015, is:

	2016	2015

Medicare	26%	32%
Medicaid	28%	29%
Private pay	5%	4%
Commercial insurance	41%	35%

	100%	100%

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

Note 5:                                     Investment in Affiliates

In December 2010, SCC Senior Care Investments, LLC became a 6.82% member in NHP SCC LLC, a Delaware limited liability company formed in May 2010.  NHP SCC LLC leases buildings and certain real property to the operating companies included in SCC NHP Portfolio #1.  On December 31, 2015, the Company sold its membership interest for $3,100,000.  A gain of approximately $736,000 is included in other revenue on the consolidated statements of operations.  As of December 31, 2014, this real estate entity had total assets of $77,031,492, and total liabilities of $1,739,093.  For the years ended December 31, 2015 and 2014, NHP SCC LLC had net income of $2,073,051 and $1,971,876, respectively.  The Company’s investment of $2,420,770 as of December 31, 2014, was reported on the equity method of accounting.  Since, NHP SCC LLC derives all of its income from the Company, the equity interest income earned by the Company of $173,081, $164,773 for years ended December 31, 2015 and 2014, respectively, has been included as a reduction of facility rent on the consolidated statements of operations.

In 2012, Senior Care Centers Home Health, LLC purchased a 50% limited partnership interest in Senior Care Consultants at Home, Ltd., a Texas Limited Partnership, operating under the amended and restated agreement of limited partnership effective March 4, 2009.  The Company’s investment was reported on the equity method of accounting.  As of December 31, 2014, Senior Care Centers Home Health, LLC wrote off its 50% limited partnership interest due to declining operations.

On September 1, 2015, the Company purchased a 37.037% interest in Partners Pharmacy, LLC as part of Project Vegas, more fully described in Note 14 for $2,000,000.  The Company accounts for its investment on the equity method.  Under this method, the Company’s proportionate share of net income is included in the consolidated statements of operations.  The investment shown on the consolidated balance sheets represents the initial investment, plus the Company’s pro-rata share of income since acquisition.  The income allocation for the years ended December 31, 2016 and 2015, was $650,726 and $181,129, respectively.  Since, Partners Pharmacy, LLC derives some of its income from the Company, a portion of the equity interest income earned by the Company of $232,374 and $64,682 for years ended December 31, 2016 and 2015, respectively, has been included as a reduction of other operating expenses on the consolidated statements of operations.

The Company’s investment exceeds the underlying equity in net assets.  This investment value has been evaluated for impairment based on future cash flows and earnings capacity, as well as the overall ability of the Company to recover its investment amount through increased marketing and integration of its services into the Company’s current operations.  The investment was not determined to be impaired and will continue to be carried at its original cost, plus allocated earnings.

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

Note 6:                                     Acquired Intangible Assets and Liabilities and Goodwill

The carrying basis and accumulated amortization of recognized intangible assets and liabilities at December 31, 2016 and 2015, were:

	2016		2015
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Amortized intangible assets
Favorable leases	$26,193,774	$7,337,460	$26,193,774	$3,158,279
Noncompete agreements	753,000	263,550	753,000	112,950
Customer relationships	—	—	276,000	276,000
Leasehold acquisition costs	3,000,000	600,000	3,000,000	400,000
Less: amortized intangible liabilities
Unfavorable leases	12,561,606	7,960,175	12,561,606	3,553,856

	$17,385,168	$240,835	$17,661,168	$393,373

Amortization expense for the years ended December 31, 2016, 2015 and 2014, was $350,600, $588,950 and $200,000, respectively.  Favorable and unfavorable leases are being amortized to rental expense over the respective terms of the leases.  The net amortization of favorable and unfavorable leases resulted in a decrease of rental expense of $227,138 and $395,577 for the years ended December 31, 2016 and 2015, respectively.

Estimated amortization expense and additional rent expense for each of the following five years is:

		Additional
	Amortization	Rent

2017	$350,600	$3,432,769
2018	350,600	3,432,769
2019	350,600	1,980,364
2020	237,650	1,784,875
2021	200,000	1,871,673
Later years	1,400,000	1,752,433

	$2,889,450	$14,254,883

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

The changes in the carrying amount of goodwill for the years ended December 31, 2016 and 2015, were:

	2016	2015

Balance as of January 1	$23,871,919	$4,248,767
Goodwill acquired during the year
Project Ranger II	—	1,800,403
Project Vegas	—	17,822,749

Balance as of December 31	$23,871,919	$23,871,919

The goodwill recognized during 2015 is associated with various transactions and allocated to the Company as a whole.  These acquisitions are more fully described in Note 14.  No goodwill impairment loss has been recognized as of December 31, 2016 or 2015.

Note 7:                                     Professional Liability Claims

The Company purchases professional liability insurance on a fixed premium basis under a claims-made policy.  The Company has purchased umbrella insurance coverage for claims which may exceed coverage limits.  Accounting principles generally accepted in the United States of America require a health care provider to accrue the expense of professional liability claims costs, if any, for any reported and unreported incidents of potential improper professional service occurring during the year by estimating the probable ultimate costs of the incidents.  Losses from asserted and unasserted claims identified under the Company’s incident reporting system are estimated based on industry trends as well as other considerations, including the nature of each claim or incident and relevant trend factors.  On a quarterly basis, the Company obtains reports of asserted claims and lawsuits incurred.  This information is provided to a third party actuarial firm to assist in the evaluation of recorded accruals, which are adjusted quarterly and recorded on the consolidated balance sheets in self-insurance reserves.  It is reasonably possible that this estimate could change materially in the near term.

Note 8:                                     Health Insurance

The Company self-insures the health benefits provided to its employees under a group program.  The program provides health benefits to the employees of the Company.  The Company entered into a contract with a third-party administrator (TPA) to administer this program.  The Company entered into a stop-loss insurance contract to protect assets against significant claims expense.  Specific stop-loss insurance provides coverage on individual claims incurred in excess of $250,000, $200,000 and $175,000 at December 31, 2016, 2015 and 2014, respectively.  Aggregate

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

stop-loss insurance provides coverage on aggregate claims based on a monthly factor and the number of covered units.  Estimated amounts are remitted to the TPA periodically.  Estimated costs are charged to income when incurred and accrued on the consolidated balance sheets in self-insurance reserves.  It is reasonably possible that the Company’s estimate of incurred costs could change materially in the near term.

Note 9:                                     Workers’ Compensation Insurance

The Company is a nonsubscriber to the Texas workers’ compensation insurance system, and has entered into a contract with a TPA to administer this self-insured plan.  The Company has accrued an estimated liability relating to unasserted workers’ compensation claims on the consolidated balance sheets in self-insurance reserves based on an actuarial report prepared by a third party.  It is reasonably possible that the Company’s estimate of losses could change by a material amount in the near term.

Note 10:                              Long-Term Debt

	2016	2015

Line of credit - SCC Granite Portfolio #2 (A)	$2,430,413	$2,430,413
Line of credit - Project Ranger II (B)	60,859,044	79,709,044
Notes payable (C)	—	625,000
Note payable - Project Vegas (D)	15,000,000	19,000,000
Note payable - Project Ranger (E)	10,563,633	19,400,000
Note payable (F)	5,000,000	—
Capital lease obligation - Mesa Vista building (G)	9,981,491	10,536,830
Capital lease obligations - buses and beds (H)	2,058,739	725,692
Capital lease obligation - Shreveport building (I)	5,439,510	—
Capital lease obligation - Minden building (J)	3,333,893	—
	114,666,723	132,426,979
Less unamortized debt issuance costs	1,382,774	1,674,629
Less current maturities	23,687,504	13,040,923

	$89,596,445	$117,711,427

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

(A)               In December 2009, SCC Granite Portfolio #2 entered into a $2,500,000 revolving line of credit with The PrivateBank and Trust Company.  In December 2013, the line was extended through December 31, 2017, and the amount was amended to $2,000,000.  In March 2014, the amount was amended back to $2,500,000.  The line is collateralized by substantially all of the Company’s assets.  Monthly interest payments are based on the higher of either the base rate plus the applicable base rate margin, or LIBOR base rate plus applicable LIBOR margin (approximately 5.26% at December 31, 2016).  The Company is required to pay a fee of 3.5% per annum on any outstanding letters of credit, up to $500,000 available, issued in connection with the revolving line.  No letters of credit were issued as of December 31, 2016 and 2015.  The line of credit requires compliance with certain restrictive covenants, which includes maintaining a fixed charge coverage ratio.

(B)               On April 1, 2015, the Company entered into a $68,000,000 revolving loan commitment, with a $15,000,000 sublimit for the issuance of standby letters of credit with The PrivateBank as the lead arranger as part of an overall credit and security agreement.  The revolving loan commitment expires on April 1, 2020.  During 2016 and 2015, the Company entered into multiple modifications of the revolving loan commitment with various lenders that increased the lending commitment to $92,500,000.  Monthly interest payments are based on the sum of the LIBOR rate plus the applicable LIBOR margin, with a floor of 4.0% (approximately 4.62% at December 31, 2016). The Company is required to pay a fee of 3.75% for each letter of credit issued.  Letters of credit issued and outstanding as of December 31, 2016 and 2015, were $3,244,552.  The line is collateralized by all of the Company’s assets.  The agreement requires compliance with certain restrictive covenants, including a minimum EBITDA, minimum current ratio, fixed charge coverage ratio and maximum senior leverage ratio.  The revolving loan commitment was amended subsequent to year end, see Note 18.

(C)               In July 2013, the Company executed a $5,000,000 unsecured promissory note offering and entered into a master loan agreement with various individual lenders.  Beginning April 1, 2014, semiannual principal payments of $625,000 are due, with the final semiannual payment due on maturity on September 30, 2017.  Monthly payments of interest on the unpaid principal balance are payable at a rate of 12%.  The agreement requires compliance with certain restrictive covenants, including a quarterly debt service coverage ratio and aggregate indebtedness limitation.  During 2016, the note was paid in full.

(D)               In September 2015, the Company executed a $20,000,000 unsecured promissory note offering with a lessor.  Beginning October 1, 2015, principal payments of $333,333 plus interest are due monthly, with the final monthly payment due on maturity on September 1, 2020.  Interest rates are stated but vary by loan year and range from 5% to 6%, plus the applicable LIBO rate (approximately 6.1% at December 31, 2016).  The line of credit requires compliance with certain restricted covenants, which include maintaining stated amounts of liquidity and adjusted consolidated EBITDAR, as well as maintaining a leverage ratio below maximum.

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

Liquidity Considerations

Due to the acceleration of payment of certain obligations in December for tax planning purposes,   the Company failed to meet the liquidity covenant contained in one of its debt agreements as of December 31, 2016, for which it obtained a waiver from the debt holder.  Management will continue to manage its cash flows to meet the minimum liquidity requirements and has also requested that the debt holder lower the liquidity threshold, increasing the likelihood that such levels will be achieved going forward.  Management believes it’s probable that these plans will be effectively implemented to meet the required liquidity covenant in its future quarterly calculations.  In addition, the Company has a term note coming due within the year (Item (E) below).  The Company has received a letter of intent from an existing debt holder to refinance this term note with structured terms of six months with an additional six month extension option.  Based on the Company’s relationship with this existing debt holder, management believes the terms of the letter of intent to refinance the term note will be successful and the principal balance will effectively not be due prior to one year from issuance date of its consolidated financial statements.

(E)                On April 1, 2015, the Company entered into a $25,000,000 term loan with The PrivateBank as part of an overall credit and security agreement.  Beginning July 1, 2015, principal payments of $1,250,000 are due quarterly.  The note bears interest based on LIBOR plus the applicable LIBOR margin, and matures on April 1, 2020 (approximately 5.87% at December 31, 2016).  The agreement requires compliance with certain restrictive covenants, including a minimum EBITDA, minimum current ratio, fixed charge coverage ratio and maximum senior leverage ratio.  The term loan was amended subsequent to year end to accelerate the maturity date to February 28, 2017.  The balance is included in current maturities of long-term debt at December 31, 2016, see Note 18.

(F)                 In February 2016, the Company executed a $5,000,000 unsecured promissory note with a related party.  All outstanding principal and interest of the promissory note is payable within ninety days from origination, but is subject to additional thirty day extensions.  The Company must pay an extension fee of 1% of the outstanding principal amount to utilize extension periods.  Interest is payable at a rate of 15%.  The promissory note was amended in June 2016, and required monthly interest payments commencing June 25, 2016.  The note was amended subsequent to year end, see Note 18, to accelerate the maturity date to the earlier of the full funding of the equity offering (fully described in Note 1) or March 31, 2017.  The balance is included in current maturities of long-term debt at December 31, 2016.

(G)               The Company has entered into a capital lease for one skilled nursing facility it operates effective April 1, 2015, that will expire in December 2024, at an imputed interest rate of 11.5%.

(H)              The Company has entered into various capital leases for vehicles, furniture and equipment, expiring at various dates between 2017 through 2020.

(I)                   The Company has entered into a capital lease for a hospice facility in Shreveport, Louisiana, that is effective March 2016, that will expire in September 2020, at an imputed interest rate of 5.6%.  The lease contains a purchase obligation at a stated price, requiring the Company to purchase the building by the end of the lease term.

(J)                   The Company has entered into a capital lease for a hospice facility in Minden, Louisiana, that is

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

effective March 2016, that will expire in September 2020, at an imputed interest rate of 5.6%.  The lease contains a purchase obligation at a stated price, requiring the Company to purchase the building by the end of the lease term.

Unamortized debt issuance costs of $1,382,774 and $1,674,629, at December 31, 2016 and 2015, respectively, are related to the outstanding long-term debt of the Company.  The costs are amortized to interest expense over the term of the related debt.

Aggregate annual maturities of long-term debt and payments on capital leases at December 31, 2016, are:

		Lease
	Long-Term	Obligations -
	Debt	Buildings

2017	$22,845,143	$2,442,872
2018	4,663,398	2,507,282
2019	4,441,622	2,573,395
2020	63,961,666	10,393,939
2021	—	1,961,568
Later years	—	6,205,597

	$95,911,829	26,084,653
Less amount representing interest		7,329,759
Present value of future minimum lease payments		18,754,894
Less current maturities		842,361

Noncurrent portion		$17,912,533

Property and equipment include the following buildings under a capital lease:

	2016	2015

Buildings	$16,886,101	$7,944,225
Less accumulated depreciation	1,679,678	605,213

	$15,206,423	$7,339,012

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

Note 11:               Leases

The Company leases all of the facilities they operate from certain REITs and various landlords.  The leases require the Company to pay respective executory costs, which can include property taxes, insurance, utilities and maintenance varying on the specific terms of the leases in addition to the basic rent.  The agreements also require the Company to periodically submit operational and financial information to the various lessors.  The Company has granted the lessors a security interest and a contractual lien upon all of the assets related to the operations of the Company.  The following table summarizes each of the Company’s lease agreements as of December 31, 2016:

Portfolio Name	Date of Lease	Number of Facilities	Lease Term (years)	Rent Changes	Security Deposit

SCC Granite #1 (1)	October 31, 2014	12	15	Decrease at the beginning of lease years 3, 6 and 11	Cash equal to two months’ rent
SCC Granite #1 — Crestwood (1)	March 31, 2014	2	15	Increase 2% annually	None
SCC Granite #2 (1)	December 1, 2009	4	10	Increase 2% annually	None
SCC NHP #1(1)	July 1, 2010	5	15	Increase 2.5% annually	Letter of credit equal to three months’ rent
SCC LTC #1	August 27, 2013, Amended November 12, 2015	11	15	Increase 2.5% annually through the 10th year; 3.0% annually thereafter(5)	Letter of credit equal to two months’ rent
SCC Sabra #1	November 1, 2014	1	10	Increase 2.75% annually	Letter of credit equal to $240,000
SCC Hidalgo #1	July 22, 2013	1	15	Increase 2% annually beginning in the 5th year (2)	Cash or letter of credit equal to $240,000
SCC Granite Trisun #1, #2, #4(1)	January 1, 2014	11	15	Increase 2% annually	Cash equal to two months’ rent
Corporate Office (3)	April 12, 2011	Corporate Office	5	$0.50 per square foot increase annually	None
Corporate Office	November 1, 2014	Corporate Office	9	Increase 3% annually	Cash equal to $48,339
Paramount	February 1, 2015	14	15 -17.5	Increase 1.25% - 2% annually	Cash equal to one month’s rent
CTLTC (6)	April 1, 2015 (4), Some amended May 11, 2016	33 (7)	2 -15	Increase 2% - 3% annually	$750,000 - $2,050,000
Momentum (1)	June 30, 2015	4	10	Increase 2% annually	Cash or letter of credit equal to two months’ rent

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

Portfolio Name	Date of Lease	Number of Facilities	Lease Term (years)	Rent Changes	Security Deposit
Rio Grande (1)	June 30, 2015	1	15	Increase 2% annually	Cash or letter of credit equal to two months’ rent
Vegas — Nursing and assisted living	September 1, 2015	9	15	Property taxes and maintenance	Cash equal to one month’s rent
Vegas - Hospice	September 1, 2015	4	1-5	Stated monthly amounts	None
Socorro (2)	November 12, 2015	1	15	Increase 2% annually beginning in the 5th year(2)	Cash or letter of credit equal to $243,000
Harden Pharmacy, LLC	November 1, 2012	1	3	Increase 3% annually	None

(1)    Related party lessor.

(2)    The Company has the right to exercise a purchase option during the third year of the lease to purchase the building at a stated price if it so elects.

(3)    A portion of the operating lease for the initial premises of the corporate office building was canceled with an effective date of December 31, 2014. The remaining leased premises were subleased effective November 1, 2014.

(4)    On April 1, 2015, the Company acquired the equity of CTLTC Real Estate, LLC and assumed all of their existing operating leases for the skilled nursing and assisted living operations.  See further discussion of this transaction in Note 14.

(5)    On November 12, 2015, the master lease was amended to add two additional skilled nursing facilities included in the Cowtown portfolio.  The amendment also stated that additional rent will be calculated and paid quarterly, based on a calculation of taking 10% of gross revenues over a stated amount up to an additional rent cap of $68,411.

(6)    The Company has the right to exercise a purchase option to purchase the building at a stated price if it so elects.

(7)    Two facilities were divested during the year ended December 31, 2016.

Facility lease expense in the Company’s consolidated statements of operations includes minimum lease payments, straight-line expense in excess of current payments referred to as accrued facility rent expense, plus the amortization of favorable and unfavorable leases.  The information regarding rental expense on long-term operating leases is as follows.

	2016	2015	2014

Related party minimum lease payments	$47,331,496	$47,503,906	$44,554,911
Minimum lease payments	94,299,796	67,012,032	14,325,102
Related party accrued facility rent payments	(2,005,882)	(2,159,808)	1,330,133
Accrued facility rent payments	11,036,430	7,725,041	1,755,303

	$150,661,840	$120,081,171	$61,965,449

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

Minimum commitments on long-term noncancelable operating leases at December 31, 2016, are:

	Related Party	Other	Total

2017	$45,309,118	$94,185,514	$139,494,632
2018	45,804,662	96,404,019	142,208,681
2019	45,032,699	97,235,100	142,267,799
2020	37,598,808	99,362,037	136,960,845
2021	38,000,784	101,154,884	139,155,668
Thereafter	257,701,771	720,626,427	978,328,198

	$469,447,842	$1,208,967,981	$1,678,415,823

Note 12:               Retirement Plan

The Company has a 401(k) plan covering substantially all employees.  Under the retirement plan the Company can elect to match 50% of employee contributions up to 6% of each employee’s salary.  The Company has not elected to contribute the discretionary match of employee contributions for the years ended December 31, 2016, 2015 and 2014.

Note 13:               Related Party Transactions

Leases

The following table summarizes the operating portfolios that lease certain skilled nursing and assisted living buildings from lessors who are related to the Company through common ownership, at December 31, 2016.  See further discussion of leasing arrangements in Note 11.

Portfolio Name	Number of Facilities	Number of Beds

SCC Granite #1 (1)	14	1,771
SCC Granite #2	4	484
SCC Granite Trisun #1 (2)	3	366
SCC Granite Trisun #2	3	378
SCC Granite Trisun #4	5	624
Momentum	4	504
Rio Grande	1	180

(1)  Includes twelve skilled nursing facilities and two assisted living facilities

(2) Includes two skilled nursing facilities and one assisted living facility

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

SCC Senior Care Investments, LLC was a 6.82% member in NHP SCC LLC (a lessor) which leased buildings and certain real property to the operating companies in SCC NHP Portfolio #1 until December 31, 2015.  See further discussion in Note 5.

The related party accrued facility rent liability is included as a separate line on the consolidated balance sheets, and the related party rent expense and related party accrued facility rent expense are included as separate lines on the consolidated statements of operations.

Notes Payable

At December 31, 2016 and 2015, the Company has notes payable to various investors (see Note 10 — F and C, respectively, and Note 18) of $5,000,000 and $625,000, respectively.  Interest expense for these notes payable for the years ended December 31, 2016, 2015 and 2014, was approximately $291,000, $223,000 and $487,000, respectively.

Note 14:                              Business Combinations

Project Ranger - 2014

On January 1, 2014, the Company entered into an agreement to combine the operations of Senior Rehab Solutions, LLC with Harden Therapy, LLC, the previous therapy provider for the managed facilities that Senior Care Center Management, LLC started managing effective January 1, 2014. Harden Therapy, LLC was a subsidiary of CTLTC (the “Seller”) prior to this transaction.  As a result of this acquisition, Senior Rehab Solutions, LLC will have an opportunity to increase the amount of therapy services provided, as the surviving company will provide therapy services to the additional 28 managed skilled nursing facilities at December 31, 2014.

The terms of the agreement granted the Seller a minority interest in Senior Rehab Solutions, LLC, and the Company retained an 85% ownership interest of the surviving company.  Senior Rehab Solutions, LLC amended its original operating agreement to include a limited put right for the Seller to require Senior Rehab Solutions, LLC to purchase the 15% minority interest for an amount based on a defined calculation if certain conditions arise.  The amended agreement also contains a mandatory put right in favor of the Company that allows the Company to purchase the minority interest in the surviving company for a stated price if it so elects.  See further discussion of the Company’s purchase of the minority interest in 2015 below.

Tangible and intangible assets and liabilities transferred as a result of the agreement were minimal in value.  The only consideration exchanged was granting the Seller a 15% minority interest in Senior Rehab Solutions, LLC.  The fair value of the minority interest was calculated using an EBITDA multiple based on recent acquisitions in the therapy industry for like kind companies.   Goodwill in the amount of $4,248,767 was recorded as a result of the transaction, and consists largely of the synergies and economies of scale expected from combining the operations.  None of the goodwill resulting from the transaction will be deductible for tax purposes.

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

Project Ranger II - 2015

On April 1, 2015, the Company acquired 100% of the outstanding membership units of CTLTC Real Estate, LLC.  After the transfer of membership interests, the Company began operating the 28 skilled nursing facilities and eight assisted living facilities that it previously managed, acquired a pharmacy company and the 15% minority interest of Senior Rehab Solutions, LLC discussed above.  As a result of the acquisition, the Company will have an opportunity to grow its portfolio of senior living operations in the state of Texas.

The goodwill of $1,800,403 arising from the acquisition consists largely of the addition of the pharmacy company expertise which expands the Company’s ancillary service line, which will lead to additional synergies and economies of scale in existing operations.

Consideration paid for the membership units totaled $41.5 million, which includes contingent consideration of $1,250,000 was received by the Company based on a working capital adjustment calculated 60 days after the effective date of the transaction.  In addition, CTLTC real estate owed the Company $11,461,432 for management fees, payroll costs and rehabilitation therapy services, which was settled by the Company and recorded as part of the consideration transferred.

The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date.  Based on a third-party valuation, acquired identifiable intangible assets and liabilities included favorable and unfavorable leases, noncompete agreements and customer relationships.  The net fair value of the acquired identifiable intangible assets and liabilities was $14,661,168.

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

Fair Value of Consideration Transferred

Cash	$41,520,015
Settlement of pre-existing receivables due from acquiree	11,461,432

Total	52,981,447

Recognized Amounts of Identifiable Assets Acquired and Liabilities Assumed

Current assets	26,345,087
Restricted cash	4,398,517
Property, plant and equipment	14,619,624
Vendor and lessor deposits	6,702,448
Identifiable intangible assets
Favorable leases	26,193,774
Noncompete agreements	753,000
Customer relationships	276,000

Current liabilities	10,143,363
Unfavorable leases	12,561,606
Capital lease liability	11,381,887

Total identifiable net assets	45,201,594

Consideration transferred in excess of total identifiable net assets	7,779,853

Fair value of noncontrolling interest	5,979,450

Goodwill	$1,800,403

The fair value of the current assets acquired includes receivables with an estimated fair value of $23,113,850.  The gross amounts due under the contracts is $32,865,952, of which $9,752,102 is expected to be uncollectible.

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

Project Vegas - 2015

On September 1, 2015, the Company entered into an agreement, which included the purchase of the equity of four hospice facilities and all of the assets of a rehabilitation therapy company, located in Louisiana.  In addition, the agreement included the opportunity for the Company to enter into Exit Operations Transfer Agreements and lease agreements for eight long-term care facilities and one assisted living facility for which no consideration was transferred.  As a result of the acquisition, the Company will have an opportunity to further diversify its operating portfolio with the addition of a hospice specialty and expand the geographic footprint of its operations.  Additionally, the Company will have an opportunity to increase the amount of therapy services provided.

The goodwill of approximately $17.8 million arising from the acquisition consists largely of the new operating expertise in the hospice arena and additional rehabilitation patients, which will lead to additional synergies and economies of scale.

The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date.

Fair Value of Consideration Transferred

Cash	$18,557,956

Recognized Amounts of Identifiable Assets Acquired and Liabilities Assumed

Accounts receivable	1,183,083
Property, plant and equipment	127,425

Current liabilities	575,301

Total identifiable net assets	735,207

Goodwill	$17,822,749

Transfer Agreements

During 2015, the Company entered into various Exit Operations Transfer Agreements and lease agreements as further disclosed in Note 11.  No consideration was transferred and thus no accounting implications resulted from these transactions.

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

Acquisition Costs

For the years ended December 31, 2015 and 2014, respectively, the Company incurred third-party acquisition-related costs related to these transaction that are included within the total amount of startup expenses of $3,281,738 and $2,561,648 shown on the consolidated statements of operations.

Note 15:                              Disclosures About Fair Value of Assets and Liabilities

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs.  There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities.

Fair Value of Financial Instruments

The following methods were used to estimate the fair value of financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value.

Cash

The carrying amount approximates fair value.  The Company categorizes the fair value measurement of these assets to be Level 1.

Lines of Credit and Notes Payable

Fair value is estimated based on the borrowing rates currently available to the Company for bank loans or subordinated debt, as appropriate, with similar terms and maturities.

The lines of credit have variable interest rates; the carrying value approximates fair value at December 31, 2016 and 2015.  Based on borrowing rates currently available to the Company for term loans, management believes that the carrying value of notes payable approximates fair value at December 31, 2016 and 2015.  The Company categorized the fair value measurement of these liabilities to be Level 2.

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

Redeemable Members’ Equity

The Company’s 14% redeemable class A membership units have a fair value which approximates its liquidation value at December 31, 2016.  The Company categorizes the fair value measurement of this instrument as Level 2.

Note 16:                              Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations.  Those matters include the following:

Allowance for Net Patient Service Revenue Adjustments

Estimates of allowances for adjustments included in net patient service revenue are described in Notes 1 and 2.

General Litigation

The Company is subject to claims, lawsuits and regulatory compliance penalty assessments that arise primarily in the ordinary course of business.  It is the opinion of management that the disposition or ultimate resolution of such claims, lawsuits and assessments will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Company.

Self-Insurance

Estimates related to the accrual of insurance claims are described in Notes 8 and 9.

Current Economic Conditions

Due to the current regulatory environment, economic uncertainties and the growing pressures on the budgets of both the state and federal governments, it is possible that Medicare and Medicaid reimbursement could change in the near term which could impact the financial results and cash flows of the Company.  The values of assets and liabilities recorded in the consolidated financial statements could change rapidly, resulting in material future adjustments.

Senior Care Centers, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2016, 2015 and 2014

Note 17:                              Commitments

The Company entered into an agreement to lease two inpatient hospice facilities in Louisiana upon the completion of construction which occurred in March 2016.  The lease term is five years, and the rents payable increase 3% annually, with initial monthly rent of $53,333.  The lease includes an obligation that the Company must purchase the premises for $8,000,000 between September 2016 and the expiration of the lease in September 2020.  The leases are recorded as capital leases more fully described in Note 10.

Note 18:                              Subsequent Events

Subsequent to year end, the Company amended various long-term debt agreements.  The revolving loan commitment described in Note 10 (B) was amended, which reduced the maximum loan commitment to $67,500,000.  In addition, the term loan maturity date as described in Note 10 (E) was amended to February 28, 2017.  The financial loan covenants were amended for these agreements, which included removing the minimum EBITDA requirement and maximum senior leverage ratio.

The promissory note described in Note 10 (F) was amended in January 2017.  The Company paid a principal reduction payment in the amount of $3,000,000, all outstanding accrued interest, and a fee in the amount of 1% of the remaining outstanding principal.  The remaining principal is required to be paid by the earlier of the full funding of the Company’s equity offering (fully described in Note 1) or March 31, 2017.

Additional capital was raised related to the equity solicitation described in Note 1 after December 31, 2016.  The Company raised an additional $3,902,000 through the issuance of 975,500 Class A membership units.